Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Election to

Pay Common Stock Dividends on Series A and

Series B Convertible Perpetual Preferred Stock

HOUSTON—(Marketwired)—May 23, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced that the Board of Directors has declared a quarterly dividend of $0.609375 per share on its 4.875% Convertible Perpetual Preferred Stock, Series A and $0.812500 per share on its 6.500% Convertible Perpetual Preferred Stock, Series B (together, the “Convertible Perpetual Preferred Stock”).  The quarterly dividends on the Convertible Perpetual Preferred Stock will be payable on July 1, 2016 to holders of record on June 15, 2016.  The Company has elected to pay 100% of the dividends on the Convertible Perpetual Preferred Stock in shares of common stock of the Company to the extent permitted by the certificate of designations for each series of the Convertible Perpetual Preferred Stock.

“We place a premium on liquidity in today’s more challenging commodity price environment,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Paying common stock dividends on our Convertible Perpetual Preferred Stock increases our discretionary cash flow by approximately $4.0 million per quarter, or approximately $16.0 million on an annualized basis, which equates to roughly 6% of our 2016 upstream capital spending guidance at midpoint.  This option provides us with additional financial flexibility as we execute our 2016 program and plan for future development and other opportunities that may emerge as a result of distress in the industry.”

The common shares issued as dividends on the Convertible Perpetual Preferred Stock will be listed and tradable on the New York Stock Exchange.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Garrick (Rick) Hill
Interim Chief Financial Officer

(877) 847-0009